EXHIBIT 99.1

THOR Industries Announces Second Quarter Fiscal 2025 Results

POISED FOR A MARKET RETURN

Fiscal 2025 Second Quarter Highlights

($ in thousands, except for per share data)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2025	2024		2025	2024
Net Sales	$2,018,107	$2,207,369	(8.6)%	$4,160,891	$4,708,128	(11.6)%
Gross Profit	$245,197	$270,847	(9.5)%	$526,639	$628,779	(16.2)%
Gross Profit Margin %	12.1%	12.3%	(20) bps	12.7	13.4	(70) bps
Net Income (Loss) Attributable to THOR	$(551)	$7,217	(107.6)%	$(2,383)	$60,782	(103.9)%
Diluted Earnings (Loss) Per Share	$(0.01)	$0.13	(107.7)%	$(0.04)	$1.13	(103.5)%
Cash Flows from Operations	$30,842	$(103,868)	129.7%	$61,582	$(44,200)	239.3%

EBITDA(1)	$76,344	$103,242		$158,077	$263,299
Adjusted EBITDA(1)	$87,015	$108,686		$194,797	$275,604

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release

Key Takeaways from Fiscal 2025 Second Quarter

  Second quarter performance was aligned with expectations due to continued macroeconomic headwinds
  Margins remained resilient while contending with market challenges
  Robust cash generation as a result of management’s execution of our proven operating model
  Continued strategic actions to deepen dealer relationships and create competitive advantage so as to maximize performance upon the eventual return of a stronger market
  The Company narrowed and revised its full-year fiscal 2025 financial guidance
    Consolidated net sales in the range of $9.0 billion to $9.5 billion
    Consolidated gross profit margin in the range of 13.8% to 14.5%
    Diluted earnings per share in the range of $3.30 to $4.00

ELKHART, Ind., March 05, 2025 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2025 second quarter, ended January 31, 2025.

“Our second quarter results were in line with our expectations going into the quarter, and we experienced mild, but encouraging, year-over-year improvement at recent retail shows. As the challenging economic environment persists, our actions remain focused on what we can control: the products that we offer and the relationships that we foster with dealers and retail customers. Our strategic approach continues to emphasize a strong margin profile while focusing on alignment of our production to match the current retail environment. This approach will help us avoid growth of independent dealer inventory levels of our products until market conditions improve. Holding true to our strategy places our operating companies in an advantageous position to outperform the market when retail demand inevitably picks up. Despite the challenging market, we have generated strong cash flows through the execution of our proven operating model, favorably positioning THOR to seize upon growth opportunities in both North America and Europe,” explained Bob Martin, President and Chief Executive Officer of THOR Industries.

Second Quarter Financial Results

Consolidated net sales were $2.02 billion in the second quarter of fiscal 2025, compared to $2.21 billion for the second quarter of fiscal 2024, a decrease of 8.6%.

Consolidated gross profit margin for the second quarter of fiscal 2025 was 12.1%, a decrease of 20 basis points when compared to the second quarter of fiscal 2024.

Net income (loss) attributable to THOR Industries, Inc. and diluted earnings (loss) per share for the second quarter of fiscal 2025 were $(0.6) million and $(0.01), respectively, compared to $7.2 million and $0.13, respectively, for the second quarter of fiscal 2024.

EBITDA and Adjusted EBITDA for the second quarter of fiscal 2025 were $76,344 and $87,015, respectively, compared to $103,242 and $108,686, respectively, for the second quarter of fiscal 2024. See the reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included at the end of this release.

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2025	2024		2025	2024
Net Sales	$828,266	$730,968	13.3%	$1,727,044	$1,676,422	3.0%
Unit Shipments	28,013	21,958	27.6%	58,031	50,065	15.9%
Gross Profit	$91,646	$53,897	70.0%	$204,083	$171,908	18.7%
Gross Profit Margin %	11.1	7.4	+370 bps	11.8	10.3	+150 bps
Income Before Income Taxes	$28,152	$661	n/m	$74,973	$49,910	50.2%

n/m – represents percentage calculated not being meaningful

	As of January 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,073,758	$836,202	28.4%

  North American Towable RV net sales for the second quarter of fiscal 2025 increased 13.3% compared to the prior-year period. This increase in net sales was the result of a 27.6% increase in unit shipments, partially offset by a 14.3% decrease in the overall net price per unit, as our product mix in the current-year period shifted more toward our lower-cost travel trailers.
  North American Towable RV gross profit margin was 11.1% for the second quarter of fiscal 2025 compared to 7.4% for the prior-year period. This 370 basis point improvement was due to the increase in net sales and the combined net favorable impacts of reduced sales discounting and our ongoing cost-saving initiatives.
  North American Towable RV income before income taxes for the second quarter of fiscal 2025 increased to $28.2 million from $0.7 million in the second quarter of fiscal 2024. The increase in income before income taxes was primarily the result of the increase in net sales.

North American Motorized RVs

($ in thousands)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2025	2024		2025	2024
Net Sales	$446,298	$570,424	(21.8)%	$951,506	$1,281,583	(25.8)%
Unit Shipments	3,526	4,438	(20.5)%	7,267	10,020	(27.5)%
Gross Profit	$34,741	$60,721	(42.8)%	$77,468	$140,113	(44.7)%
Gross Profit Margin %	7.8	10.6	(280) bps	8.1	10.9	(280) bps
Income Before Income Taxes	$4,298	$26,460	(83.8)%	$13,379	$63,512	(78.9)%

	As of January 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,124,735	$1,072,687	4.9%

  North American Motorized RV net sales decreased 21.8% for the second quarter of fiscal 2025 compared to the prior-year period. The decrease resulted from a 20.5% reduction in unit shipments, primarily due to a softening in dealer and consumer demand in the current-year period, along with a 1.3% decrease in net price per unit primarily due to our Class A product mix shifting toward a higher concentration of our more moderately-priced Class A units, along with higher discounting levels in comparison to the prior-year period.
  North American Motorized RV gross profit margin was 7.8% for the second quarter of fiscal 2025 compared to 10.6% in the second quarter of fiscal 2024. The decrease in the gross profit margin percentage for the current period was driven mainly by the combined impact of the decrease in net sales along with the increase in sales discounting.
  North American Motorized RV income before income taxes for the second quarter of fiscal 2025 decreased to $4.3 million compared to $26.5 million in the prior-year period, primarily due to the decrease in net sales.

European RVs

($ in thousands)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2025	2024		2025	2024
Net Sales	$612,465	$782,294	(21.7)%	$1,217,368	$1,490,495	(18.3)%
Unit Shipments	9,442	13,080	(27.8)%	18,077	24,972	(27.6)%
Gross Profit	$80,929	$119,325	(32.2)%	$173,577	$242,153	(28.3)%
Gross Profit Margin %	13.2	15.3	(210) bps	14.3	16.2	(190) bps
Income Before Income Taxes	$2,210	$38,057	(94.2)%	$3,387	$66,824	(94.9)%

	As of January 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,644,015	$2,746,307	(40.1)%

  European RV net sales decreased 21.7% for the second quarter of fiscal 2025 compared to the prior-year period driven by a 27.8% decrease in unit shipments offset in part by a 6.1% increase in the overall net price per unit. The increase in overall net price per unit includes an 8.9% increase from the combined impact of changes in product mix and price partially offset by a 2.8% decrease due to the impact of changes in the foreign currency exchange rate.
  European RV gross profit margin decreased to 13.2% of net sales for the second quarter of fiscal 2025 from 15.3% in the prior-year period, primarily due to an increased manufacturing overhead cost percentage stemming from the net sales decrease.
  European RV income before income taxes for the second quarter of fiscal 2025 was $2.2 million compared to $38.1 million during the second quarter of fiscal 2024. The decrease in income before income taxes was primarily attributable to the decrease in net sales compared to the prior-year period.

Management Commentary

“At the beginning of fiscal 2025, we foresaw that the first half of our fiscal year would be challenging and that certainly has proven to be accurate. Our focus on maintaining a healthy balance between wholesale and retail activity enabled our segments to hold margins reasonably well with consolidated gross margins for the second quarter of fiscal 2025 at 12.1% compared to 12.3% for the prior-year period. As we anticipated and messaged at the beginning of our fiscal year, our North American Motorized and European segments have both seen a year-over-year decline in gross margins while our North American Towable segment has seen meaningful improvement on a year-over-year basis, with gross margins up 370 basis points over the same quarter last year. Our consolidated margin this quarter was also impacted by actions we took to deepen our partnerships with key dealers. Strategically, deepening these key relationships is important to our long-term market position. These strategic decisions position THOR well as we look ahead. The takeaway for this quarter and for the first half of our fiscal year is that we performed as we expected,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“While the RV market has experienced an extended downturn, our focus has remained on prudently managing through the downturn by working with our vendor and dealer partners to improve what we build for retail customers. We proactively aligned production with retail demand to ensure a balanced inventory position and optimal channel pull-through in a highly dynamic market. At the same time, we continue to refine our brand portfolio to reflect evolving consumer trends and market dynamics. We have seen great success with some of our operating companies and challenges with others. As our fiscal year continues to unfold, we anticipate meaningful structural and brand rationalization announcements that will result in an improved profit profile for our operating segments. The net result will be a better, more profitable THOR aligned with the current and future needs of our dealers and retail consumers,” added Woelfer.

“Despite the challenging market and macroeconomic uncertainties, we remain focused on enhancing the fundamentals of our business and executing on our strategic plan as we progress through the second half of our fiscal year,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“On January 31, 2025, we had liquidity of approximately $1.23 billion, including approximately $373.8 million in cash on hand and approximately $855.0 million available under our asset-based revolving credit facility. In addition to the firm foundation provided by our total liquidity position and overall strong balance sheet, during the second quarter, we generated cash from operations of approximately $30.8 million, bringing our fiscal year-to-date total to $61.6 million. In the face of the difficulties of the first half of our fiscal year, we improved our cash flow from operating activities by over $100 million compared to the first half of last year by executing on our proven operating model as we significantly reduced our working capital through prudent management of inventories and other actions.

“True to our historical commitment of taking a measured and conservative approach to cash management and capital allocation during challenging economic periods, during the first half of fiscal 2025, we have made capital expenditures of approximately $51.5 million with a priority on time-sensitive investments into our facilities and machinery. We have also reduced our total indebtedness by approximately $90.5 million and returned capital to our shareholders primarily through the payment of $53.2 million in quarterly dividends.

“Based on the historical seasonality of our industry and our previously stated outlook on our full year fiscal 2025, we expect stronger generation of cash from operations during the second half of our fiscal year, further bolstering our ability to execute our strategic plan and enhance shareholder value,” added Zuhl.

Outlook

“Despite the RVIA recently revising its forecast upwards for calendar year 2025, now with total expected wholesale unit shipments exceeding 350,000 units, we remain more cautious in our preparation for the remainder of the calendar year. While we are resolute in our belief in the strength of the foundation and future of our industry, we are aware that the recent decline in consumer confidence and the impacts of a broad tariff policy create uncertainty in the market in the near term. We remain confident in our ability to navigate this uncertain market environment while continuing to position THOR for future success. By maintaining financial discipline and focusing on strategic growth initiatives, we are well-equipped to emerge stronger and more resilient,” concluded Martin.

Fiscal 2025 Guidance

“THOR’s consolidated net sales levels through the first half of our fiscal year have been very much in line with our initial expectations and financial guidance. Pressure on margins, however, has been higher than we anticipated primarily due to challenging North American Motorized and European market conditions and additional strategic actions that THOR has implemented with our dealer partners, resulting in softer margins than our original forecast. We still expect that the retail market will begin trending more positively as we progress through the remainder of our fiscal 2025, which will pave the way for a stronger year in our fiscal 2026 which begins in August. Taking into consideration results to date and our expectations for our North American and European operations for the upcoming fiscal quarters, the Company has narrowed and revised its financial guidance for fiscal 2025,” commented Woelfer.

For fiscal 2025, the Company’s updated full-year financial guidance now includes:

  Consolidated net sales in the range of $9.0 billion to $9.5 billion (narrowing the previous range of $9.0 billion to $9.8 billion)
  Consolidated gross profit margin in the range of 13.8% to 14.5% (previously in the range of 14.7% to 15.2%)
  Diluted earnings per share in the range of $3.30 to $4.00 (previously in the range of $4.00 to $5.00)

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2025 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2025 AND 2024
($000’s except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2025	% Net Sales (1)	2024	% Net Sales (1)	2025	% Net Sales (1)	2024	% Net Sales (1)
Net sales	$2,018,107		$2,207,369		$4,160,891		$4,708,128

Gross profit	$245,197	12.1%	$270,847	12.3%	$526,639	12.7%	$628,779	13.4%

Selling, general and administrative expenses	206,222	10.2%	220,125	10.0%	446,419	10.7%	438,021	9.3%

Amortization of intangible assets	29,244	1.4%	32,464	1.5%	59,066	1.4%	64,808	1.4%

Interest expense, net	11,950	0.6%	28,229	1.3%	27,178	0.7%	48,426	1.0%

Other income, net	619	—%	16,865	0.8%	3,268	0.1%	1,952	—%

Income (loss) before income taxes	(1,600)	(0.1)%	6,894	0.3%	(2,756)	(0.1)%	79,476	1.7%

Income tax provision	1,489	0.1%	1,568	0.1%	1,206	—%	19,117	0.4%

Net income (loss)	(3,089)	(0.2)%	5,326	0.2%	(3,962)	(0.1)%	60,359	1.3%

Less: Net (loss) attributable to non-controlling interests	(2,538)	(0.1)%	(1,891)	(0.1)%	(1,579)	—%	(423)	—%

Net income (loss) attributable to THOR Industries, Inc.	$(551)	—%	$7,217	0.3%	$(2,383)	(0.1)%	$60,782	1.3%

Earnings (loss) per common share:
Basic	$(0.01)		$0.14		$(0.04)		$1.14
Diluted	$(0.01)		$0.13		$(0.04)		$1.13

Weighted-average common shares outstanding:
Basic	53,208,626		53,322,504		53,091,615		53,309,169
Diluted	53,208,626 (2)		53,650,583		53,091,615 (2)		53,752,150

(1) Percentages may not add due to rounding differences
(2) Due to losses for the three and six months ended January 31, 2025, zero incremental shares are included because the effect would be antidilutive

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	January 31, 2025	July 31, 2024		January 31, 2025	July 31, 2024
Cash and equivalents	$373,819	$501,316	Current liabilities	$1,474,392	$1,567,022
Accounts receivable, net	653,298	700,895	Long-term debt, net	1,003,395	1,101,265
Inventories, net	1,379,419	1,366,638	Other long-term liabilities	282,849	278,483
Prepaid income taxes, expenses and other	117,933	81,178	Stockholders’ equity	3,953,495	4,074,053
Total current assets	2,524,469	2,650,027
Property, plant & equipment, net	1,319,821	1,390,718
Goodwill	1,748,861	1,786,973
Amortizable intangible assets, net	789,582	861,133
Equity investments and other, net	331,398	331,972
Total	$6,714,131	$7,020,823		$6,714,131	$7,020,823

Non-GAAP Reconciliation

The following table reconciles net income (loss) to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliation
($ in thousands)

	Three Months Ended January 31,		Six Months Ended January 31,
	2025	2024	2025	2024
Net income (loss)	$(3,089)	$5,326	$(3,962)	$60,359
Add back:
Interest expense, net	11,950	28,229	27,178	48,426
Income tax provision	1,489	1,568	1,206	19,117
Depreciation and amortization of intangible assets	65,994	68,119	133,655	135,397
EBITDA	$76,344	$103,242	$158,077	$263,299
Add back:
Stock-based compensation expense	8,073	9,246	18,610	19,698
Change in LIFO reserve, net	(1,500)	(3,000)	(1,500)	(3,000)
Net expense (income) related to certain contingent liabilities	—	(4,200)	—	(14,200)
Non-cash foreign currency loss (gain)	1,254	1,724	4,646	745
Market value loss (gain) on equity investments	384	530	772	3,401
Equity method investment loss (gain)	2,251	3,502	4,505	9,437
Debt amendment expenses	—	7,175	—	7,175
Employee & facility strategic initiatives	—	—	15,459	—
Other loss (gain), including sales of PP&E	209	(9,533)	(5,772)	(10,951)
Adjusted EBITDA	$87,015	$108,686	$194,797	$275,604

Adjusted EBITDA is a non-GAAP performance measure included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization adjusted for certain unusual items and other one-time items. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Contact:
Jeff Tryka, CFA
Lambert Global
616-295-2509
jtryka@lambert.com